Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-74242 and 333-123999) pertaining to the Acuity Brands, Inc. 401(k) Plan, Acuity Brands Lighting , Inc. 401(k) Plan for Hourly Employees, Holophane Division of Acuity Brands Lighting 401(k) Plan for Hourly Employees, and Holophane Division of Acuity Brands Lighting 401(k) Plan for Hourly Employees Covered by a Collective Bargaining Agreement of Acuity Brands, Inc., of our report dated June 29, 2010, with respect to the financial statements and schedule of the Plans included in this Annual Report (Form 11-K) for the year ended December 31, 2009.
/s/ Ernst & Young LLP
Atlanta, Georgia
June 29, 2010